UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  March 1, 2012

(Date of earliest event reported)

THE KROGER CO.

(Exact name of registrant as specified in its charter)

An Ohio Corporation	No. 1-303	31-0345740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1014 Vine Street

Cincinnati, OH  45202

(Address of principal executive offices)

Registrant’s telephone number:  (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.02                                                 Results of Operations and Financial Condition.

On March 1, 2012, the Company released its earnings for fourth quarter and fiscal year 2011.  Attached hereto as Exhibit 99.1, and filed herewith, is the text of that release.

Section 7 — Regulation FD

Item 7.01                Regulation FD Disclosure.

This Amended 8-K is being filed to correct the Company’s 8-K filed earlier today which erroneously referred to 2011 multi-employer pension fund contributions.

The corrected disclosure is as follows:

2012 Guidance:

Identical supermarket sales growth (excluding fuel sales)	Approximately 3.0% to 3.5%. This includes the expected negative effect on sales from prescription drugs coming off patent.

Net earnings per diluted share	$2.28 to $2.38

Non-fuel FIFO operating profit margin	We expect full-year FIFO operating margin rate in 2012, excluding fuel, to expand slightly compared to fiscal 2011 results.

Capital expenditures

$1.9 to $2.2 billion, excluding acquisitions and purchases of leased property. These capital projects include approximately 40 to 50 major projects covering new stores, expansions and relocations, and 125 to 140 remodels, and other investments including technology and infrastructure to support our Customer 1st business strategy.

Supermarket square footage growth	1.3 to 1.5% before acquisitions and operational closings

Expected tax rate	Approximately 36.5%, excluding the resolution of any tax issues

LIFO	$140 to $190 million

Pension Contributions/ Expenses	Company-sponsored pension plans We expect 2012 expense to be approximately $90 million. We expect to make cash contributions in 2012 of approximately $75 million.

401(k) plan For 2012, we expect a slight increase in our cash contributions and expense compared to 2011.

Multi-employer plans In 2012, we expect to contribute approximately $240 million to multi-employer pension funds.

Labor

In 2012, we will negotiate agreements with the UFCW for store associates in Memphis, Las Vegas, Dayton and Columbus, Ohio, Indianapolis, Louisville, Nashville, Phoenix and Portland. Negotiations this year will be challenging as we must have competitive cost structures in each market while meeting our associates’ needs for good wages and affordable health care. Also, we must address the underfunding of Taft-Hartley pension plans.

Growth Strategy:  Kroger’s business model is structured to produce annual earnings per share growth averaging 6% to 8%, plus a dividend of 1.5% to 2%, for a total shareholder return of approximately 8% to 10%. Kroger expects this total shareholder return to compare favorably to the S&P 500 over a rolling three-to-five year time horizon. Annual earnings per share growth for fiscal 2012 will be higher than this due to a combination of the benefit of a 53rd week, a lower expected LIFO charge, our ability to aggressively repurchase stock during 2011, and benefits from the pension plan consolidation.

Share Repurchases: Since the end of the fourth quarter and through the close of the market on February 29, 2012, Kroger invested $96.1 million to repurchase 4.0 million shares, leaving $379 million remaining under the $1 billion stock repurchase program announced in September 2011.

Our ability to achieve identical supermarket sales and earnings growth and earnings per share goals, as well as the timing that those earnings occur within the year, may be affected by: labor disputes, particularly as the Company seeks to manage health care and pension costs; industry consolidation; pricing and promotional activities of existing and new competitors, including nontraditional competitors, the aggressiveness of competition, and our response to these activities; unexpected changes in product costs; the state of the economy, including interest rates and the inflationary and deflationary trends in certain commodities; the extent to which our customers exercise caution in their purchasing behavior in response to economic conditions as well as rising fuel and food prices; the number of shares outstanding; the success of our future growth plans; goodwill impairment; changes in government funded benefit programs; volatility in our fuel margins; increased fuel costs and the effect those increases have on consumer spending; the effect of prescription drugs going off patent has on our  sales and earnings; our expectations regarding our ability to obtain additional pharmacy  sales from third party payors such as Express Scripts; and our ability to generate sales at desirable margins, as well as the success of our programs designed to increase our identical sales without fuel.  In addition, any delays in opening new stores, failure to achieve tonnage growth as expected, or changes in the economic climate, could cause us to fall short of our sales and earnings targets.  Our ability to increase identical supermarket sales also could be adversely affected by increased competition, and sales shifts to other stores that we operate, as well as increases in sales of our corporate brand products.  Earnings and sales also may be affected by adverse weather conditions, particularly to the extent that hurricanes, tornadoes, floods, and other conditions disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations, including the cost of transportation; and the benefits that we receive from the consolidation of the UFCW pension plans.  Our guidance for LIFO is based on our forecast of cost changes for products in our inventory. Our estimate of product cost changes could be affected by general economic conditions, weather, availability of raw materials and ingredients in the products that we sell and their packaging, and other factors beyond our control. Our non-fuel FIFO operating margin guidance could change if we are unable to pass on any cost increases, if our strategies fail to deliver the cost savings contemplated, or if changes in the cost of our inventory and the timing of those changes differ from our expectations.  Our LIFO charge and the timing of our recognition of LIFO expense will be affected by changes in product costs during the year.  Our earnings per share results also will be affected by our ability to improve our operating results and our ability to repurchase shares under our repurchase program as expected.  Our capital expenditures, and the number of projects that we complete, could vary from our expectations if we are unsuccessful in acquiring suitable sites for new stores; development costs vary from those budgeted; our logistics and technology or store projects are not completed on budget or within the time frame projected; or if current operating conditions fail to improve, or worsen.  Square footage growth during the year is dependent upon our ability to acquire desirable sites for construction of new facilities, as well as the timing of completion of projects.  Our plans to use cash flow from operations to fund capital expenditures, repurchase shares, pay dividends to shareholders, and maintain our current debt rating will depend on our ability to generate free cash flow and otherwise to have cash on hand, which will be affected by all of the factors identified above, as well as the extent to which funds can be used for those reasons while maintaining our debt rating.   Any change in tax laws, the regulations related thereto, the applicable accounting rules or standards, or the interpretation thereof by federal, state or local authorities could affect our expected tax rate. Should asset values in the multi-employer pension funds deteriorate, if employers withdraw from these funds without providing for their share of the liability, or should our estimates prove to be understated, our contributions and pension expense could increase more than we have anticipated. Likewise, if health care expenses continue to grow at a faster pace than expected, our incremental cost for those expenses will exceed our expectations.  The actual amount of cash contributions to our 401(k) Retirement Savings Account Plan will depend on the number of employees who participate and the level of their participation.  Total shareholder return, and the extent  to which it compares favorably to the S&P 500 over a rolling three-to-five year time horizon, and our ability to continue to reward shareholders in 2012 through increased earnings,  quarterly dividends, and share repurchases, will be affected by all of the factors identified  above, as well as the ability for the company to pay dividends from free cash flow as contemplated.  Our ability to expand non-fuel FIFO operating margins slightly compared to 2011 could be affected by all of the factors outlined above that could cause us to fail to achieve our expected earnings and earnings per share growth.

Section 9 — Financial Statements and Exhibits

Item 9.01                                                 Financial Statements and Exhibits.

(d)            Exhibits.

99.1                                                Earnings release for fourth quarter and fiscal year 2011, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

March 1, 2012	By:	/s/ Paul Heldman
Paul Heldman
Executive Vice President,
Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Earnings release for fourth quarter and fiscal year 2011, filed herewith.